August 12, 2016

U.S. Securities and Exchange Commsiion
Office of the Chief Accountant
100 F. Street, N.E.
Washington, DC 20549

Re: Good Gaming, Inc.

File No: 000-53949

Dear Sir or Madam:

We have read statements under item 4.01 in the Form 8-K dated May 12, 2016, of Good Gaming, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectfully submitted,

/s/Enterprise CPAs, Ltd.
Chicago, IL 60616